Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES THE SIGNING OF DEFINITIVE

AGREEMENTS TO ACQUIRE TWO SOUTHERN CALIFORNIA HOTELS

ANNAPOLIS, MD, April 29, 2010 – Chesapeake Lodging Trust (NYSE:CHSP), a lodging real estate investment trust (REIT), announced today that it has entered into definitive agreements to acquire the 188-room Hilton Checkers Los Angeles located in Los Angeles, California and the 153-room Courtyard Anaheim at Disneyland Resort located in Anaheim, California, for an aggregate purchase price of $71 million, or approximately $208,000 per key. The Company expects the Hilton Checkers Los Angeles acquisition to close within 30 days and the Courtyard Anaheim at Disneyland Resort acquisition to close within 90 days. The acquisitions will be funded by the remaining proceeds from the Company’s initial public offering and from borrowings the Company expects to have in place prior to closing. The Company intends to enter into agreements with third-party managers to operate the hotels under their current franchise flags.

James L. Francis, Chesapeake’s President and Chief Executive Officer, stated, “We are excited about the planned acquisition of these two properties. The Hilton Checkers Los Angeles is an exceptional asset in a great location in downtown Los Angeles. The Courtyard Anaheim at Disneyland Resort will continue to perform well as a result of its brand affiliation and its proximity to the major demand drivers in the market. Both assets are market leaders and significantly outperform their comp sets.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

We have now invested or committed to invest all of the proceeds from our IPO in January. Consistent with our business plan, we have invested our initial capital in major markets that will benefit as the U.S. economy improves. Both the Hilton and Courtyard hotels, as well as the Hyatt Regency Boston which we acquired in March, are in great physical condition, requiring little capital, and thus will not experience any renovation disruption after we close on the acquisitions.”

The Hilton Checkers Los Angeles, located at 535 South Grand Avenue, is a Four-Diamond, upper-upscale property with newly renovated contemporary public spaces and finely appointed guestrooms. The hotel is recognized as the only deluxe, European-styled boutique property in the heart of the business and financial district of Los Angeles and is surrounded by major financial and professional service firms. The 16-story structure is also within walking distance to a number of leisure attractions, including the L.A. Live complex, Walt Disney Concert Hall, Museum of Contemporary Art and Our Lady of the Angels Cathedral.

The Courtyard Anaheim at Disneyland Resort, located at 2045 South Harbor Boulevard, one block from the Anaheim Convention Center and four blocks from the Disneyland Resort, is an upscale property with contemporary public spaces and guestrooms averaging over 400 square feet. The hotel’s room inventory includes 18 children suites, 28 king rooms, and 106 double-bedded queen rooms. The inventory mix is ideal given the significant leisure demand from the Disneyland Resort theme park. The family friendly children suites are a unique offering with over 650 square feet and contain two rooms, including a private children’s area with bunk beds.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Company acquired its first hotel property, the 498-room Hyatt Regency Boston, in March 2010. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing of the closing of the acquisitions, the timing and cost of capital improvements, the expected source of funding of the acquisitions, and entering into management and franchise contracts. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.